Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (858) 550-7573


              LIGAND ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION FOR
                         CONVERTIBLE SUBORDINATED NOTES


     SAN DIEGO, CA - DECEMBER 2, 2002 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today that the initial purchaser of its 6% convertible subordinated notes due November 16, 2007 has exercised its overallotment option to acquire an additional $20.25 million of the notes. The notes are convertible into shares of Ligand common stock at a price of $6.17 per share, which represents a 22% premium to the closing bid price of $5.06 on November 20, 2002.

     Ligand intends to use the net proceeds of the offering, including the proceeds from the overallotment option, to fund the restructuring of its AVINZA relationship with Elan Corporation plc, to repurchase shares of the company's common stock from Elan, and to acquire government securities that Ligand is required to pledge as security for the notes for the first two years. Ligand also plans to use the proceeds, to the extent available, for general corporate purposes.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. These securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.


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ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include those related to the proposed restructuring of the AVINZA relationship with Elan and the repurchase of Ligand stock from Elan. Actual events or results may differ from the company's expectations. There can be no assurance that the restructuring or stock repurchase will be completed. Additional information concerning these and other risk factors affecting Ligand's businesses can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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